Exhibit 99.1

FOR IMMEDIATE RELEASE

February 4, 2020	NYSE American: REI

RING ENERGY, INC. RELEASES ITS PRELIMINARY 2020

CAPITAL EXPENDITURE BUDGET OF APPROXIMATELY

$85 - $90 MILLION

Company Budgets Drilling 18 New Horizontal Wells on Northwest Shelf in 2020

Midland, TX. February 4, 2020 – Ring Energy, Inc. (NYSE American: REI) (“Ring”) (“Company”) announced the Company’s preliminary capital expenditure budget (“CAPEX”) for 2020 of approximately $85 - $90 million. The preliminary budget includes the estimated cost to drill and complete 18 new horizontal wells (13 1-mile / 5 1.5-mile) on its Northwest Shelf (“NWS”) asset, well workovers including converting wells to rod pump, infrastructure upgrades / extensions on its NWS, Central Basin Platform (“CBP”), Delaware (“DEL”) assets along with all contractual drilling obligations, including projected costs specific to non-operated wells.

All three of the Company’s primary assets, the Northwest Shelf, Central Basin Platform and Delaware Basin, will have extensive infrastructure projects performed, including battery upgrades, saltwater disposal projects, compressor work and miscellaneous electrical projects. In addition, as part of its well workover program to maximize efficiencies, the Company will continue its rod conversion program (electrical submersible pumps to rod pumps) on all three assets and has budgeted the conversion of 42 existing wells (NWS - 20, CBP – 20, DEL – 2).

Management estimates that all drill and completion costs, including rod conversions, would be approximately $61 million – all non-drilling expense (including non-operated CAPEX) will be approximately $24 million.

Mr. Kelly Hoffman, Ring’s Chief Executive Officer, stated, “The company’s preliminary 2020 CAPEX budget is focused on the further drilling and development of its Northwest Shelf asset. The results continue to far exceed our original expectations. With a one-rig drilling program anticipated for 2020, we project drilling 18 new horizontal wells on the NWS. It is imperative for us to stay focused on operating within budget, especially with the current commodity price volatility we are experiencing. We continue to lower costs and improve efficiencies wherever possible. Our goals for 2020 remain consistent – 1) Continue to operate within generated cash flow, 2) Reduce long-term debt, either through the sale of an asset (Delaware Basin currently being marketed), and/or using excess cash flow, and 3) Provide annual production growth.”

The 2020 CAPEX budget is subject to change based on market conditions, commodity price changes, rig availability, drilling results and general operational results. Management will continue to monitor and review the 2020 CAPEX budget and make any adjustments as deemed necessary.

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development and production company with current operations in Texas and New Mexico.

www.ringenergy.com

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2018, its Form 10Q for the quarter ended September 30, 2019 and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

For further information contact:

Bill Parsons

K M Financial, Inc.

(702) 489-4447